(LOGO)
                                                             HUNTINGTON MORTGAGE
                                                             COMPANY

                                             The Huntington Mortgage Company
                                             7575 Huntington Park Drive
                                             Columbus, Ohio 43235

March 26, 1998

SASCOR
Attn: Master Servicing Dept.
7435 New Technology Way
Frederick, MD 21701

Re: 1997 Annual Reporting

Dear Investor:

In accordance with the servicing agreement between The Huntington Mortgage Company (HMC) and your firm, this letter will serve as our annual certification relative to the portfolio of mortgage loans administered on your behalf. Enclosed, please find The Huntington BancShares Incorporated and HMC Annual Reports for 1997.

This letter will also certify that all real estate taxes and insurance premiums have been paid in connection with the mortgage loan portfolio. Additionally, please find Fidelity Bond certificates as well as Errors Omissions declarations to further protect your interest.

The employees of The Huntington are pleased to be of service to you and we look forward to continuing the valued business relationship that we have established with your organization. Should you have any questions regarding the enclosed statements, please contact me directly at (614)480-6680.

Sincerely,
/s/Bradford C. Northcraft
Bradford C. Northcraft
Vice President
Investor Services Manager



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